Exhibit 4.1

EXECUTION VERSION

THE SECURITY REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAS BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933.

SUBORDINATED CONVERTIBLE PROMISSORY NOTE

$7,500,000	December 19, 2014

For value received, Manitex International, Inc., a Michigan corporation (the “Company”), promises to pay to the order of Terex Corporation and its permitted assigns (the “Holder”), the principal sum of SEVEN MILLION FIVE HUNDRED THOUSAND DOLLARS ($7,500,000) (the “Principal Amount”). This Subordinated Convertible Promissory Note (this “Note”) is issued pursuant to the Common Stock and Convertible Debenture Purchase Agreement dated as of October 29, 2014, between the Company and the Holder (as amended, modified, restated or replaced from time to time, the “Purchase Agreement”). All defined terms used herein and not otherwise defined shall have the meaning set forth in the Purchase Agreement. Interest shall accrue from the date of this Note on the Principal Amount (or such portion thereof which has not been prepaid by the Company in accordance with the terms hereof (the “Unpaid Principal Amount”)) at a rate equal to 5.00% per annum (the “Base Coupon”), payable semi-annually.

1. Maturity. Unless converted as provided in Section 5, this Note will automatically mature and be due and payable on December 19, 2020 (the “Maturity Date”). At the Maturity Date, an amount equal to the Unpaid Principal Amount and all accrued but unpaid Base Coupon through the date of payment shall be due and payable to the Holder.

2. Interest Payments. The Base Coupon shall be payable semi-annually in arrears on July 1 and January 1 (or the next Business Day (as defined below) thereafter if such date is not a Business Day), and on the Maturity Date, commencing on July 1, 2015. Interest shall be computed based on a 360-day year composed of 12 30-day months. For purposes of this Note, a “Business Day” means any day except a Saturday, Sunday or any other day on which The Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

3. Payment. All payments shall be made in lawful money of the United States of America by wire transfer of immediately available funds to such domestic account as the Holder hereof may from time to time designate in writing to the Company. Payment shall be credited first to the Base Coupon then due and payable, and the remainder applied to principal.

4. Redemption.

(a) Redemption. On any date following the third anniversary of the date hereof and prior to the Maturity Date, the Company may redeem this Note in full (and not less than in full) if the last reported sale price of the Company’s common stock, no par value (the “Common Stock”) on a Trading Market for at least 20 trading days during any 30 consecutive trading day period equals or exceeds 130% of the Conversion Price (as defined below). The Company shall provide reasonable notice to the Holder if it is aware of conditions that may lead to its right to redeem under this section and/or it is considering redemption.

(b) Notice of Redemption. In the event that the requirements of Section 4(a) have been met, the Company may, in its sole discretion, provide written notice of redemption (a “Notice of Redemption”) to the Holder, which notice (i) shall specify a date of redemption (the “Redemption Date”) at least 30 days but not more than 60 days following the date of the Notice of Redemption and describe in reasonable detail which of the requirements set forth under Section 4(a) have been met, and (ii) must be delivered within 5 trading days following the end of the 30 trading day period described in Section 4(a) above.

(c) Redemption Date. Following delivery of a Notice of Redemption to the Holder, this Note will become due and payable on the Redemption Date, and on the Redemption Date, the Holder shall surrender this Note to the Company, and the Company shall pay the Holder the Unpaid Principal Amount of, and any and all accrued but unpaid Base Coupon on this Note through the Redemption Date. On and after the Redemption Date, interest will cease to accrue on this Note unless the Company defaults in the payment of the redemption price and accrued interest.

5. Conversion.

(a) Conversion Price. The “Conversion Price” shall initially be set at $13.65.

(b) Conditions to Conversion. This Note may be converted, at the election of Holder only:

(i) In the event that the closing price of the Common Stock for any five (5) consecutive trading days exceeds 110% of the then in effect Conversion Price; provided that notice is given in accordance with Section 5(c) below within 10 days thereof;

(ii) Following the occurrence of either a Change of Control (as defined below) or a Termination of Trading (as defined below); provided that notice is given in accordance with Section 5(c) below within 10 days thereof;

(iii) During the six month period prior to the Maturity Date; or

(iv) Following receipt by the Holder of a Notice of Redemption from the Company; provided that notice is given in accordance with Section 5(c) below within 10 days thereof.

For the avoidance of doubt, this conversion right is in addition to the put right set forth in Section 6 hereof that arises in the event of a Change of Control or a Termination of Trading.

(c) Mechanics of Conversion. The Holder seeking to convert this Note in accordance with this Section 5 shall provide the Company hereto with a notice of conversion at least 30 days but not more than 60 days before the date for conversion set forth in such notice (the “Conversion Date”). Following delivery of such notice of conversion, this Note will become due and payable on the Conversion Date, and on the Conversion Date, the Holder shall surrender the Note to the Company, and the Company shall deliver to the Holder, at the Company’s sole discretion, either:

(i) a number of shares of Common Stock obtained by dividing (A) the sum of the Unpaid Principal Amount of, and all accrued but unpaid Base Coupon through the Conversion Date, by (B) the then in effect Conversion Price, or

(ii) a cash payment equal to the product of (A) the number of shares that the Holder would be entitled to receive pursuant to the foregoing clause 5(c)(i) on the Conversion Date pursuant to a conversion completed under that clause, multiplied by (B) the closing price of the Common Stock of the Company on the trading date immediately preceding the Conversion Date, or

(iii) a combination of cash and shares of Common Stock, so long as the sum of (A) such amount of cash and (B) the product of (x) the number of such shares of Common Stock multiplied by (y) the closing price of the Common Stock of the Company on the trading date immediately preceding the Conversion Date, equals the aggregate dollar amount of cash that the Holder would be entitled to receive pursuant to the foregoing clause 5(c)(ii) on the Conversion Date pursuant to a conversion completed under that clause.

No fractional share shall be issued upon the conversion of this Note. If the conversion would otherwise result in the issuance of a fraction of a share of Common Stock, the Company shall, in lieu of issuing any fractional share of Common Stock, pay the Holder an amount in cash equal to the value of such fractional share in accordance with the closing price of the Common Stock on a Trading Market on the date that is three (3) Business Days prior to the Conversion Date. On and after the Conversion Date, interest will cease to accrue on this Note unless the Company defaults in the payment of the conversion price and accrued interest.

(d) Effect of Conversion. Upon conversion of this Note pursuant to this Section 5, the Holder shall surrender this Note, duly endorsed, at the principal offices of the Company. Upon conversion of this Note, the Company will be forever released from all of its obligations and liabilities under this Note. The Holder shall continue to be entitled to receive any Base Coupon accrued through the Conversion Date and interest thereon.

(e) Conversion Price Adjustment Provisions. The Conversion Price shall be adjusted upon occurrence of the following events between the date this Note is issued and the date it is converted pursuant to this Section 5:

(i) Adjustment for Stock Splits, Stock Dividends or Recapitalizations, etc. The Conversion Price shall be proportionally adjusted to reflect any stock dividend, stock split, reverse stock split or reclassification or recapitalization effected by the Company after the date of this Note and prior to the conversion of this Note pursuant to the terms of this Section 5.

(ii) Adjustment for Issuance of Subscription Rights and Warrants. Upon the issuance of any rights (other than convertible debt securities) or warrants entitling the holders thereof for a period of not more than 45 days from the issuance date thereof to subscribe for or purchase Company common stock at a price per share less than the closing price of the Company’s common stock on the trading date immediately preceding the issuance date of such rights or warrants, the Conversion Price shall be decreased in a manner giving proportional effect to both the additional shares of common stock to be issued pursuant to such rights or warrants and the difference between the exercise price and the last reported closing price of the Company’s common stock on the trading date immediately preceding the issuance date of such rights or warrants.

(iii) Adjustment for Cash Dividends and Other Distributions. Except to the extent governed by clause (i) above, upon the payment of a cash dividend or a distribution of other assets or property to all or substantially all of the holders of the Company’s common stock, the Conversion Price shall be decreased proportionally in respect of the proportion of such cash dividend or fair market value of such distributed property, as applicable, to the last reported closing price of the Company’s common stock on the trading date preceding such distribution.

(iv) Adjustment for Reorganization, Consolidation, Merger. After the date of this Note, in case of any reorganization of the Company, or in the case that the Company consolidates with or merges into another corporation or conveys all or substantially all of its assets to another corporation and then distribute the proceeds to its interest holders, then, in each such case, the Holder, upon the conversion of this Note (as provided in this Section 5) at any time after the consummation of such reorganization, consolidation, merger or conveyance, shall be entitled to receive, in lieu of the consideration otherwise receivable upon the conversion of this Note prior to such consummation, the stock or other securities or property to which the Holder would have been entitled upon the consummation of such reorganization, consolidation, merger or conveyance if the Holder had converted this Note immediately prior thereto, all subject to further adjustment as provided in this Note, and in each such case, the terms of this Note shall be applicable to the Common Stock or other securities or property receivable upon the conversion of this Note after the consummation of such reorganization, consolidation, merger or conveyance. This Section 5(e)(iv) does not limit the conversion and put rights set forth herein in connection with a Change of Control or a Termination of Trading.

6. Repurchase Option Upon a Change of Control or Termination of Trading.

(a) Within 60 days following the occurrence of either a Change of Control (as defined below) or a Termination of Trading (as defined below), the Holder may, at its option, put this Note (in whole but not in part) for an amount in cash equal to (A) the Unpaid Principal Amount, and (B) all accrued but unpaid Base Coupon through the date of payment. For the avoidance of doubt, this put right is in addition to the conversion right set forth in Section 5 hereof that arises in the event of a Change of Control or a Termination of Trading.

(b) For purposes of this Section 6, a “Change of Control” shall mean the occurrence of any of the following transactions:

(i) a “person” or “group” within the meaning of Section 13(d)(3) and 14(d) of the Exchange Act of 1934 (the “Exchange Act”) (including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning or Rule 13-d-5(b)(1)

under the Exchange Act) files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act (except that a person will be deemed to have beneficial ownership of all shares of capital stock that person has the right to acquire irrespective of whether that right is exercisable immediately or only after the passage of time), of Common Stock representing more than fifty percent (50%) of the voting power of the Common Stock entitled to vote generally in the election of the Company’s board of directors (the “Board of Directors”); or

(ii) the first day on which a majority of the members of the Board of Directors does not consist of “Continuing Directors” which, for purposes of this Section 6(b)(ii) shall means as of any date of determination, (1) any individual who on the date of this Note was a member of the Board of Directors and (2) each director whose election, or, solely to fill the vacancy of a Continuing Director, appointment by the Board of Directors or whose nomination for election by the Company’s stockholders is duly approved by the vote of a majority of the directors on the Board of Directors (or such lesser number comprising a majority of a nominating committee if authority for such nominations or elections has been delegated to a nominating committee whose authority and composition have been approved by at least a majority of the directors who were Continuing Directors at the time such committee was formed) then still in office who were either directors on the date of this Note or whose election, appointment (in the case of a vacancy of a Continuing Director), or nomination for election was previously approved by a majority of the Continuing Directors, either by specific vote or by approval of the proxy statement issued by the Company in which such individual is named as a nominee for director; or

(iii) a consolidation, merger or binding share exchange (other than any such transaction (1) that does not result in any reclassification, conversion, exchange or cancellation of outstanding Common Stock, and (2) pursuant to which holders of the Common Stock immediately before the transaction have the entitlement to exercise, directly or indirectly, fifty percent (50%) or more of the total voting power of all series of capital stock entitled to vote generally in elections of the Board of Directors of the continuing or surviving or successor person immediately after giving effect to such issuance), or any conveyance, transfer, sale, lease or other disposition of all or substantially all of our properties and assets to another person; or

(iv) the Company’s stockholders approve any plan or proposal for the Company’s liquidation or dissolution.

(c) For purposes of this Section 6, a “Termination of Trading” shall be deemed to have occurred if the shares of the Company’s common stock are not listed for trading on a U.S. national securities exchange with electronically disseminated quotes, except as a result of a merger involving the Company or a tender offer or exchange offer for the Company’s common stock.

(d) The Company shall provide written notice to the Holder of a Change of Control or a Termination of Trading within 5 days following such occurrence.

7. Subordination Provisions.

(a) The indebtedness evidenced by this Note (whether consisting of principal, interest, expenses or other sums, all as now exists or may, after the date of this Note, be incurred, renewed, extended, or amended) shall be subordinate, junior and inferior in right and time of payment to the prior payment in full in immediately available funds of all Senior Indebtedness. For purposes of this Note, “Senior Indebtedness” shall mean the principal and all unpaid interest, fees, expenses, letters of credit and reimbursement obligations, charges and other unpaid sums owed on, under, or in connection with (1) that certain Credit Agreement dated as of August 19, 2013 by and among the Company, together with its U.S. and Canadian subsidiaries, and Comerica Bank, as Administrative Agent, and certain other lenders, as it may be amended, restated, extended, renewed, replaced, or otherwise modified from time to time, (2) any other indebtedness or obligations which are incurred the date hereof by the Company (directly or indirectly) in replacement or refinancing of any Senior Indebtedness from time to time (whether or not with the same lender(s)) or (3) any other indebtedness of the Company that is explicitly intended to be senior to this Note, whether incurred on or after the date hereof. In the event of the liquidation or dissolution of the Company, the distribution of any of the assets of the Company or any successor on account of any liquidation, bankruptcy, receivership, reorganization, assignment for the benefit of creditors or similar proceeding (each, a “Proceeding”), the Holder shall not be entitled to any payment or distribution pursuant to this Note or such Proceeding until all Senior Indebtedness has been satisfied in full in immediately available funds. Notwithstanding anything to the contrary herein, the Company is permitted to make, and the Holder is permitted to accept, regularly scheduled payments of principal and interest hereunder unless (a) any holder of the Senior Indebtedness (or an authorized representative) has notified the Company in writing that a default has occurred and is continuing with respect to the Senior Indebtedness, or (b) a Proceeding shall have commenced and be continuing with respect to the Company.

(b) The Holder shall not at any time require, take or obtain any security interest or lien to secure all or any portion of the indebtedness evidenced by this Note. Until the earlier of (i) acceleration or payment in full of the Senior Indebtedness, (ii) the commencement of any bankruptcy, insolvency, receivership or liquidation proceeding against the Company or its assets and (iii) 150 days after receipt by the holder of the Senior Indebtedness of written notice from the Holder to the holder of the Senior Indebtedness of the occurrence of an event of default under the Subordinated Indebtedness so long as the Senior Indebtedness has been paid in full or payment of the Senior Indebtedness has been accelerated , the Holder will not take or initiate any judicial proceeding or other action against the Company to collect this Note or to seek monetary damages in respect of any failure to pay all or any portion of the indebtedness evidenced by this Note.

(c) This is a continuing agreement of subordination and each holder of Senior Indebtedness may continue, without notice to the Holder, to extend credit or other accommodation or benefit and loan moneys to or for the account of the Company. It is further understood and agreed that each holder of Senior Indebtedness may at any time, in its sole discretion, (i) renew or extend the time of payment of all or any existing or future Senior Indebtedness, (ii) waive or release any collateral or guaranty which may be held therefor at any time, and, in reference thereto, make and enter into any such agreement or agreements with the Company, (iii) amend, modify, supplement, restate, consolidate, waive, renew, extend, replace, increase the principal amount or otherwise change any of the terms of any of the agreements, instruments or documents governing, evidencing, securing or otherwise relating to any Senior Indebtedness, and (iv) take or omit from taking any action with respect to any default of any Senior Indebtedness, as the holder of that Senior Indebtedness, in each case, may deem desirable without notice to or further assent from the Holder and without in each case or any manner impairing or affecting this Note or the rights of any of any holder of any Senior Indebtedness hereunder. Each holder of Senior Indebtedness will be entitled to the benefits of, and may directly enforce, the subordination provisions of this Note.

(d) The Holder agrees that no payment or distribution to any holder of any Senior Indebtedness by the Holder pursuant to the subordination provisions of this Note will entitle the Holder to exercise any rights of subrogation in respect thereof until all of the Senior Indebtedness has been fully paid in immediately available funds and the commitments of each holder of Senior Indebtedness have terminated. The Holder hereby expressly waives (i) notice of acceptance by any holder of Senior Indebtedness of the subordination and other provisions of this Note, (ii) notice of the creation of any Senior Indebtedness, and (iii) any claim of impairment of any right of subrogation. The Holder consents and agrees that no holder of any Senior Indebtedness shall be under any obligation to marshal or order the disposition of any assets in favor of the Holder or against or in payment of any or all of the Senior Indebtedness.

(e) Should any payment, distribution (in bankruptcy or insolvency proceedings or otherwise) or other amount be received by the Holder upon or in respect to this Note in contravention of the provisions hereof, the Holder will promptly pay what it has received over, and deliver it, to the holders of the Senior Indebtedness and, until it is so delivered, the Holder will hold the cash or other assets it has received in trust for the benefit of the holders of the Senior Indebtedness.

8. Events of Default.

(a) An “Event of Default” shall exist if any of the following occurs:

(i) Failure by the Company to pay the Base Coupon (including any accrued Base Coupon) for more than thirty (30) days after such payment date;

(ii) Failure by the Company to pay principal of, or interest (other than the Base Coupon) on, this Note on or before the date such payment is due, and such failure continues for thirty (30) days;

(iii) Failure by the Company to deliver shares of common stock upon the conversion of this Note, and such failure continues for a period of thirty (30) days following the scheduled settlement date for such conversion;

(iv) The Company or any of its subsidiaries pursuant to or within the meaning of Title 11, U.S. Code or any similar law for the relief of debtors (“Bankruptcy Law”), (A) commences a voluntary case, (B) consents to the entry of an order of relief against it in an involuntary case, (C) consents to the appointment of a custodian of it or for all or substantially all of its property or (D) makes a general assignment for the benefit of its creditors;

(v) A court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against the Company or any of its subsidiaries in an involuntary case, (B) appoints a custodian for the Company or any of its subsidiaries or for all or substantially all of either of its property or (C) orders the liquidation of the Company or any of its subsidiaries, and the order or decree remains unstayed an in effect for ninety (90) days.

(vi) Default under a bond, debenture, note, mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company (or by any subsidiary of the Company, the repayment of which the Company has guaranteed or for which the Company is directly responsible or liable as obligor or guarantor), having a principal amount outstanding in excess of $10,000,000 (other than indebtedness which is non-recourse to the Company and its subsidiaries), whether such indebtedness now exists or shall hereafter be created, which default shall have resulted in such indebtedness being declared due and payable prior to the date on which it would otherwise have become due and payable;

(vii) The entry by a court of competent jurisdiction of one or more judgments, orders or decrees against the Company or any of its subsidiaries in an aggregate amount (excluding amounts covered by insurance) in excess of $10,000,000 and such judgments, orders or decrees remain undischarged, unstayed and unsatisfied in an aggregate amount (excluding amounts covered by insurance) in excess of $10,000,000 for a period of ninety (90) consecutive days, during which execution shall not be effectively stayed; or

(viii) Failure by the Company to perform or observe, or a breach of, any covenant, term, condition, warranty or agreement contained herein (except as otherwise described in this Section 8(a)), and continuance of such failure or breach for a period of thirty (30) days after the occurrence of such failure or breach.

(b) Notice. The Company shall be required to notify the Holder within five (5) business days of it becoming aware of the occurrence of any default under this Note.

(c) Remedies. Upon the occurrence and during the continuance of any Event of Default described in Section 8(a) above, the Holder may, by notice to the Company, (i) declare the Unpaid Principal Amount of, and any and all accrued but unpaid Base Coupon on, this Note to be, and the same shall thereupon be, immediately due and payable with all additional interest from time to time accrued thereon and without, to the extent permitted by applicable law, presentation, demand, or protest or other requirements of any kind (including valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and notice of acceleration), all of which are hereby expressly waived by the Company; and (ii) exercise any and all other remedies available at law or in equity.

9. Transfer; Successors and Assigns.

(a) The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. This Note may not be transferred by either party, in whole or in part, without the prior written consent of the other party; provided that this Note may be transferred by the Holder in the event of a transfer being made (i) to an affiliate of the transferring party, (ii) to a successor of the transferring party, by consolidation, merger or operation of law, (iii) to a purchaser of all or substantially all of the transferring party’s assets or (iv) in connection with the pledge of collateral to a lender or other financial institution that is a credit provider to the Holder.

(b) Subject to the preceding paragraph, this Note may be transferred only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form reasonably satisfactory to the Company. Thereupon, a new Note (or Notes, if less than all of the Holder’s rights to this Note are transferred) for the same Principal Amount and interest (in the aggregate) will be issued to, and registered in the name of, the transferee. Interest and principal are payable only to the registered holder of this Note (and the Holder is the initial registered holder of this Note).

10. Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflict of laws principles. The parties hereto hereby agree to be subject to the exclusive personal jurisdiction in the federal and state courts of the State of New York located in New York City, New York and any award which may be enforced in regard to this Note may be enforced in such federal and state courts of the State of New York. Each of the parties hereto hereby agrees to irrevocably and unconditionally waive trial by jury in any judicial proceeding between or among the parties arising out of or related to this Note.

11. Notices. Any notice required or permitted to be given under this Note by any party shall be in writing and shall be sufficiently given if delivered personally, by prepaid overnight courier or by telefacsimile to the party to be notified at such party’s address as set forth below or as subsequently modified by written notice. All such notices and other communications shall, when mailed by return receipt requested or certified mail, or by means of any nationally recognized overnight express company, or telecopied, be effective when delivered to the notice address (as evidenced by any signature for delivery at the notice address) or upon receipt of confirmation of delivery thereof by telecopier, respectively and such notices or communications shall be effective when delivered at the address in the case of hand delivery. Either party hereto may change its address specified for notices herein by designating a new address by notice in accordance with this Section 11.

12. Amendments and Waivers. Any term of this Note may be amended only with the written consent of the Company and the Holder. Any amendment or waiver effected in accordance with this Section 12 shall be binding upon the Company, the Holder and each transferee of this Note.

13. Waivers. Demand, presentment, notice, notice of demand, notice for payment, protest and notice of dishonor are hereby waived by the Company. The Holder will not be deemed to waive any of its rights under this Note unless its waiver is in writing and signed by the Holder. No delay or omission by the Holder in exercising any of its rights will operate as a waiver of its rights. A waiver in writing on one occasion will not be construed as a consent to or a waiver of any of the Holder’s right to remedy on any future occasion.

14. Usury. Notwithstanding any provision of this Note, Holder does not intend to charge and the Company shall not be required to pay any amount of interest or other charges in excess of the maximum permitted by applicable law. Any payment in excess of such maximum shall be refunded to the Company or credited against principal, at the option of the Holder.

[Remainder of page intentionally left blank; signature page attached.]

This Convertible Promissory Note is duly authorized and is executed and delivered by the Company as of the date first written above.

MANITEX INTERNATIONAL, INC.

By: /s/ Andrew M. Rooke
Name: Andrew M. Rooke
Title: President and Chief Operating Officer

Address for notices:

Manitex International, Inc.
9725 Industrial Drive
Bridgeview, Illinois 60455
Facsimile: (708) 430-1335
Attention: Andrew Rooke
Telephone: (708) 237-2056
Fax: (708) 430-1335

with a copy to:

Bryan Cave LLP
161 N. Clark Street, Suite 4300
Chicago, Illinois 60601
Attention: John P. Goebel, Esq.
Telephone: (312) 602-5155
Fax: (312) 698-7555

AGREED TO AND ACCEPTED:

TEREX CORPORATION, as the Holder

By: /s/ Eric I. Cohen

Name: Eric I. Cohen

Title: Senior Vice President

Address for notices:

Terex Corporation

200 Nyala Farm Road

Westport, CT 06880

Attention: Eric I Cohen, Esq.

Telephone: (203) 222-5950

Fax: (203) 722-7766